EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For Second Quarter of 2016

Sparta, Michigan – July 27, 2016 – ChoiceOne Financial Services, Inc. (OTC:COFS), the parent company for ChoiceOne Bank, reported net income of $1,445,000 for the second quarter of 2016 compared to $1,431,000 in the same period in 2015. Earnings per share were $0.43 in the second quarter of 2016 compared to $0.43 in the second quarter of the prior year. Net income for the first six months of 2016 was $2,719,000 or $0.82 per share, compared to $3,073,000 or $0.93 per share in the first half of 2015.

Upon the retirement of James Bosserd on June 1, 2016, Kelly Potes assumed the role of Chief Executive Officer of ChoiceOne Financial Services, Inc. and ChoiceOne Bank. Mr. Potes also remains President of both organizations.

“We are excited to announce our strongest second quarter ever just months after the opening of a new loan production office in downtown Grand Rapids,” said Mr. Potes. “We have also continued to grow earning assets and net interest margin year over year, along with achieving strong results in loan and security sales during the second quarter of 2016.”

Total assets as of June 30, 2016, increased to $590 million, compared to $568 million as of December 31, 2015. Securities grew $7.1 million and loans grew $5.7 million in the second quarter of 2016 as ChoiceOne emphasized growth in earning assets. Net loans increased $21.4 million from second quarter 2015 to second quarter 2016. Total deposits declined by $16.0 million in the second quarter of 2016; however, balances were up $41 million when compared to second quarter 2015. Borrowings increased $25.9 million in the second quarter of 2016 to offset the deposit decline and to provide funding for earning assets.

Growth in both loans and securities caused increases in interest income of $205,000 in the second quarter of 2016 and $380,000 in the first half of 2016 compared to the same periods in the prior year. Increased activity in sales of loans and securities caused noninterest income to grow $200,000 in the second quarter of 2016 compared to the same quarter in 2015. Noninterest income was down $251,000 in the first half of 2016 compared to the same period in the prior year as a result of a $304,000 death benefit recognized on a bank owned life insurance policy in the first quarter of 2015. Noninterest expense increased $416,000 in the second quarter and $653,000 in the first six months of 2016 compared to the same periods in the prior year. The expense growth was due in part to expansion and additional salary costs tied to the development of the new Grand Rapids loan production office. Other staffing increases also affected salaries and benefits in the first half of 2016 compared to the first half of 2015.

“I am pleased with the overall growth trends of ChoiceOne,” said Potes. “We believe that our commitment to community banking will continue to bring benefits to our customers, our staff and our shareholders.”

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About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 12 full service offices and one loan production office in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue” and variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary and the amount of any impairment) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015. These and other factors are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

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Condensed Balance Sheets
(Unaudited)

(In thousands)	6/30/2016	3/31/2016	12/31/2015	6/30/2015
Cash and Cash Equivalents	$13,466	$12,572	$11,188	$15,391
Securities	178,360	171,238	163,323	153,860
Loans Held For Sale	2,734	1,507	4,957	2,833
Loans, Net of Allowance For Loan Losses	352,946	347,219	345,110	331,587
Premises and Equipment	11,872	12,008	12,119	11,811
Cash Surrender Value of Life Insurance Policies	12,438	12,348	12,261	12,084
Goodwill and Other Intangible Assets	13,883	13,969	14,108	14,280
Other Assets	4,724	7,997	4,680	5,138

Total Assets	$590,423	$578,858	$567,746	$546,984

Noninterest-bearing Deposits	$124,134	$121,514	$122,937	$114,604
Interest-bearing Deposits	339,687	358,338	351,759	308,184
Borrowings	50,695	24,779	20,792	52,913
Other Liabilities	3,510	2,801	2,416	3,179

Total Liabilities	518,026	507,432	497,904	478,880

Shareholders’ Equity	72,397	71,426	69,842	68,104

Total Liabilities and Shareholders’ Equity	$590,423	$578,858	$567,746	$546,984

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Condensed Statements of Income
(Unaudited)

	Quarter Ended		Six Months Ended
(In Thousands, Except Per Share Data)	6/30/2016	6/30/2015	6/30/2016	6/30/2015
Interest Income
Loans, including fees	$4,087	$3,988	$8,083	$7,930
Securities and other	950	844	1,875	1,648
Total Interest Income	5,037	4,832	9,958	9,578

Interest Expense
Deposits	199	215	408	440
Borrowings	48	38	80	69
Total Interest Expense	247	253	488	509

Net Interest Income	4,790	4,579	9,470	9,069
Provision for Loan Losses	—	—	—	100

Net Interest Income After Provision for Loan Losses	4,790	4,579	9,470	8,969

Noninterest Income
Customer service charges	1,030	1,062	1,990	2,045
Insurance and investment commissions	226	292	449	633
Gains on sales of loans	419	309	838	812
Gains on sales of securities	156	8	226	53
Earnings on life insurance policies	89	87	177	475
Other Income	131	93	214	127
Total Noninterest Income	2,051	1,851	3,894	4,145

Noninterest Expense
Salaries and benefits	2,565	2,214	4,976	4,513
Occupancy and equipment	692	592	1,333	1,188
Data processing	538	579	1,097	1,132
Professional fees	232	236	468	513
Other expenses	874	864	1,824	1,699
Total Noninterest Expense	4,901	4,485	9,698	9,045

Income Before Income Tax	1,940	1,945	3,666	4,069
Income Tax Expense	495	514	947	996

Net Income	$1,445	$1,431	$2,719	$3,073

Basic Earnings Per Share	$0.43	$0.43	$0.82	$0.93
Diluted Earnings Per Share	$0.43	$0.43	$0.82	$0.93

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